Exhibit 99.1

127 Industry Boulevard • North Huntingdon, PA 15642 • (724) 863-9663

FOR IMMEDIATE RELEASE

The ExOne Company Reports 2017 Third Quarter Results

•	Revenue up 22% to $15.9 million

•	Machine sales up 32%; Non-machine sales up 13%

•	Reaffirming revenue expectations of 20% to 25% growth in 2017, and positive Adjusted EBITDA in the fourth quarter

NORTH HUNTINGDON, PA, November 9, 2017 – The ExOne Company (NASDAQ: XONE) (“ExOne” or the “Company”), a global provider of three-dimensional (“3D”) printing machines and 3D printed and other products, materials and services to industrial customers, reported financial results today for the third quarter ended September 30, 2017.

“As we approach the end of this fiscal year, we are reaffirming our 2017 guidance,” stated Jim McCarley, ExOne’s Chief Executive Officer. The Company finished the third quarter of 2017 with strong growth in both machine sales and non-machine revenue, increasing 32% and 13%, respectively.

“We are also very pleased with the progress our teams in both Germany and the U.S. have made in advancing our machine capabilities. Of particular note are the improvements in printing of fine powder materials as well as development of a broader range of materials for printing by our market-leading sand mold and core systems,” continued Mr. McCarley.

ExOne expects continued revenue growth and accelerated technology development through the remainder of 2017, and throughout 2018. Thus far in the fourth quarter through November 7, ExOne received purchase orders or is in final negotiation with new and repeat customers for approximately $8.9 million in future machine sales. “This positive momentum coupled with our backlog solidifies our confidence in our expectations for 20% to 25% revenue growth for 2017, positive Adjusted EBITDA in the fourth quarter, and our opportunities for continued growth beyond 2017,” Mr. McCarley added.

Third Quarter and Year-to-date Revenue – Growth in Both Product Lines

	Quarter Ended				Nine Months Ended
	September 30,				September 30,
($ in millions)	2017		2016		2017		2016
Revenue by Product Line
3D Printing Machines	$8.6	54%	$6.5	50%	$17.1	45%	$13.5	41%
3D Printed and Other Products, Materials and Services	7.3	46%	6.5	50%	20.5	55%	19.7	59%

Total Revenue	$15.9	100%	$13.0	100%	$37.6	100%	$33.2	100%

Consolidated revenue for the 2017 third quarter increased 22% compared with the prior-year period. Excluding approximately $0.4 million of third quarter 2016 revenue attributable to a product line that the Company has exited, the comparable consolidated revenue grew 26%.

Machine revenue was up 32%. Compared with the 2016 third quarter there was one more machine sold in the 2017 third quarter, and favorable machine mix.

Non-machine revenue was up 13%. Excluding approximately $0.4 million of third quarter 2016 revenue attributable to a product line that the Company has exited, the comparable non-machine revenue grew by 21%. The growth was due to an increase in sales from the Company’s direct production service center (“PSC”) operations and an increase in maintenance services and replacement components, due to the growing global installed base of the Company’s 3D printing machines.

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The ExOne Company Reports 2017 Third Quarter Results

November 9, 2017

For the first nine months of 2017, revenue was up 13% over the 2016 first nine months. Excluding approximately $1.2 million of revenue attributable to product lines that the Company has exited, the comparable consolidated revenue grew 18%. Machine revenue was up 27%, driven by four more machine sales in the 2017 first nine months, as well as favorable machine mix. Non-machine revenue was up 4% year to date. Excluding revenue attributable to product lines that the Company has exited, the comparable non-machine revenue grew by 11%.

Given the long sales cycle and significance of a machine’s average selling price relative to total revenue, fluctuations in machine-sale revenue vary from quarter to quarter. ExOne does not believe that such quarter-to-quarter fluctuations are necessarily indicative of larger trends.

Third Quarter Operations – Impacted by Exerial Machines and Technology Investments

($ in millions, except per-share amounts)	Q3 2017	Q3 2016	Change	% Change
Gross profit	$4.1	$3.6	$0.5	15%
Gross margin	25.8%	27.4%
Operating loss	($4.8)	($3.6)	($1.2)	(35%)
Net loss	($4.9)	($3.6)	($1.3)	(35%)
Diluted EPS	($0.30)	($0.23)	($0.07)	(30%)

Gross profit was $4.1 million, resulting in a 25.8% gross margin for the 2017 third quarter, compared with 27.4% in the 2016 third quarter. The 2017 gross margin was impacted by the $2.8 million sale of four ExerialTM machines during the quarter at a breakeven contribution margin. Excluding these unit sales, the Company benefited from overall higher realized pricing and better leverage of its fixed cost base due to higher sales of 3D printed and other products, materials and services.

R&D expenses of $2.9 million for the quarter were up $1.0 million compared with the 2016 third quarter, attributable to investments in internal talent and external resources for machine and organizational development activities.

SG&A expenses increased to $6.1 million compared with $5.2 million in the prior-year quarter. The increase included investments in internal talent and external resources to advance technology adoption, as well as approximately $0.5 million of employee-related costs which are not expected to recur in the fourth quarter.

The 2017 third quarter net loss was $4.9 million, or $0.30 per share, compared with a $3.6 million net loss, or $0.23 per share, in the third quarter of 2016. The increase in net loss was principally due to increased investments in research and development and selling, general and administrative activities.

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), a non-GAAP measure, was a $2.2 million loss in the 2017 third quarter, compared with a $1.6 million loss in last year’s third quarter. ExOne management believes that, when used in conjunction with other measures prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), Adjusted EBITDA assists in the understanding of its financial results. See the attached tables for important disclosures regarding the Company’s use of Adjusted EBITDA as well as a reconciliation of net loss (most directly comparable GAAP measure) to Adjusted EBITDA for the quarters ended September 30, 2017 and 2016.

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The ExOne Company Reports 2017 Third Quarter Results

November 9, 2017

Year-to-date 2017 Review – Continued Focus on Technology Advancement and

Operating Model Evolution

($ in millions, except per-share amounts)	YTD 2017	YTD 2016	Change	% Change
Gross profit	$7.7	$8.9	($1.2)	(14%)
Gross margin	20.6%	27.0%
Operating loss	($17.8)	($12.0)	($5.8)	(48%)
Net loss	($18.1)	($12.0)	($6.1)	(50%)
Diluted EPS	($1.13)	($0.76)	($0.37)	(49%)

Gross profit was $7.7 million, resulting in a 20.6% gross margin for the first nine months of 2017, compared with 27.0% in the first nine months of 2016. The 2017 first nine months was impacted by the third quarter $2.8 million sale of four ExerialTM machines at a breakeven contribution margin as further described above, a $1.5 million charge for obsolete inventories associated with the completion of a design evaluation of the ExerialTM platform, approximately $0.7 million of costs associated with the Company’s consolidation and exit from its North Las Vegas PSC and non-core specialty machining operations in Michigan, partially offset by approximately $0.3 million of net gains on the disposal of the impacted property and equipment. The 2016 first nine months benefited by approximately $0.5 million from a sale associated with an exited product line, partially offset by approximately $0.2 million of losses on disposals of property and equipment.

R&D expense was $7.2 million in the first nine months of 2017 compared with $5.7 million in the first nine months of 2016, attributable to the factors described above for the third quarter.

SG&A for the first nine months of 2017 was $18.3 million, up $3.1 million compared with the prior-year period. The increase was principally due to the factors previously described for the third quarter, as well as an impairment of intangible assets of $0.3 million associated with an exited product line and an increase in selling costs to support revenue growth.

The net loss was $18.1 million, or $1.13 per share, for the first nine months of 2017 compared with $12.0 million, or $0.76 per share, in the 2016 first nine months.

Adjusted EBITDA was a $10.8 million loss in the first nine months of 2017, compared with a $6.6 million loss in last year’s first nine months. ExOne management believes that when used in conjunction with other measures prepared in accordance with GAAP, that Adjusted EBITDA, a non-GAAP measure, assists in the understanding of its financial results. See the attached tables for important disclosures regarding the Company’s use of Adjusted EBITDA as well as a reconciliation of net loss to Adjusted EBITDA for the nine months ended September 30, 2017 and 2016.

Capitalization – Cash Used for Inventory Build and Technology Investments

Cash, cash equivalents and restricted cash as of September 30, 2017 were $18.8 million, compared with $28.2 million at December 31, 2016. Cash used for operating activities during the first nine months of 2017 and 2016 was $12.9 million and $1.9 million, respectively. Cash used for operating activities in the first nine months of 2017 reflects the impact of a higher net loss and increased working capital usage, primarily due to an inventory build in preparation for fourth quarter machine sales as well as a decrease in cash inflows from customers due to timing. Cash capital expenditures were $0.9 million for the first nine months of 2017 compared with $0.7 million for the first nine months of 2016. The first nine months of 2017 included $3.7 million of cash proceeds from the sale of property and equipment, including facility exits.

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The ExOne Company Reports 2017 Third Quarter Results

November 9, 2017

Outlook – Introducing 2018 Product Development Plans

Mr. McCarley concluded, “We are making great strides in assisting our customers to understand how our binder jetting technology will transform their production processes. In 2018, our technology roadmap will capitalize on the current strengths of our machines with a focus on expanding our fine powder printing capabilities, led by the upgrade of our M-Print™ machine. We will concurrently drive improved productivity of our workhorse M-Flex™ and S-Max® platforms as well as continue the expansion of our material and binder sets to respond to customer application needs. Continued customer adoption gives us confidence that ExOne will remain a 3D industry leader in revenue growth in 2018.”

Webcast and Conference Call

ExOne will host a conference call and live webcast on Friday, November 10 at 8:30 a.m. Eastern Time. During the conference call and webcast, management will review the financial and operating results for the 2017 third quarter, along with ExOne’s corporate strategies and outlook. A question-and-answer session will follow. The teleconference can be accessed by calling (201) 689-8470. The webcast can be monitored on the Company’s website at www.investor.exone.com/.

A telephonic replay of the conference call will be available from 11:30 a.m. ET on the day of the teleconference through Friday, November 17, 2017. To listen to a replay of the call, dial (412) 317-6671 and enter the conference ID number 13671788, or access the webcast replay via the Company’s website, where a transcript will also be posted once available.

About ExOne

ExOne is a global provider of 3D printing machines and 3D printed and other products, materials and services to industrial customers. ExOne’s business primarily consists of manufacturing and selling 3D printing machines and printing products to specification for its customers using its installed base of 3D printing machines. ExOne’s machines serve direct and indirect applications. Direct printing produces a component; indirect printing makes a tool to produce a component. ExOne offers pre-production collaboration and print products for customers through its network of ExOne Adoption Centers (EACs) and Production Service Centers (PSCs). ExOne also supplies the associated materials, including consumables and replacement parts, and other services, including training and technical support that is necessary for purchasers of its 3D printing machines to print products. The Company believes that its ability to print in a variety of industrial materials, as well as its industry-leading volumetric output (as measured by build box size and printing speed) uniquely position ExOne to serve the needs of industrial customers.

Safe Harbor Regarding Forward Looking Statements

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the Company’s future financial or business performance, strategies, or expectations. Forward-looking statements typically are identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” as well as similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could” and “may.”

The Company cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made and the Company assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to risk factors previously disclosed in the Company’s reports, the following factors, among others, could cause results to differ materially from forward-looking statements or historical performance: the Company’s ability to enhance its current three-dimensional (“3D”) printing machines and technology and develop new 3D printing machines; its ability to qualify more industrial materials in which it can print; timing and length of sales of 3D printing machines; demand for ExOne products; the Company’s ability to achieve cost savings through consolidation or exiting of certain North American operations; the impact of increases in operating expenses and expenses relating to proposed investments and alliances; the availability of skilled personnel; the impact of market conditions and other factors on the carrying value of long-lived assets; the Company’s competitive environment and its competitive position; the Company’s ability to continue as a going concern; individual customer contractual requirements; the impact of customer specific terms in machine sale agreements on the period in which the Company recognizes revenue; the impact of loss of key management; risks related to global operations including effects of foreign

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The ExOne Company Reports 2017 Third Quarter Results

November 9, 2017

currency and risks related to the situation in the Ukraine and the United Kingdom’s referendum to withdraw from the European Union; demand for aerospace, automotive, heavy equipment, energy/oil/gas and other industrial products; the Company’s plans regarding increased international operations in additional international locations; the scope, nature or impact of alliances and strategic investments and the Company’s ability to integrate strategic investments; sufficiency of funds for required capital expenditures, working capital, and debt service; the adequacy of sources of liquidity; the effect of litigation, contingencies and warranty claims; liabilities under laws and regulations protecting the environment; the impact of governmental laws and regulations; operating hazards, war, terrorism and cancellation or unavailability of insurance coverage; the impact of disruption of our manufacturing facilities, production service centers or ExOne adoption centers; the adequacy of the Company’s protection of its intellectual property; expectations regarding demand for the Company’s industrial products, operating revenues, operating and maintenance expenses, insurance expenses and deductibles, interest expenses, debt levels, and other matters with regard to outlook; and material weaknesses in the Company’s internal control over financial reporting.

These and other important factors, including those discussed in the Company’s Annual Report on Form 10-K, may cause its actual results of operations to differ materially from any future results of operations expressed or implied by the forward-looking statements contained herein. Before making a decision to purchase ExOne common stock, you should carefully consider all of the factors identified in its Annual Report on Form 10-K that could cause actual results to differ from these forward-looking statements.

For more information, contact:

Brian Smith	Deborah K. Pawlowski / Karen L. Howard
Chief Financial Officer	Kei Advisors LLC
(724) 765-1350	(716) 843-3908 / (716) 843-3942
brian.smith@exone.com	dpawlowski@keiadvisors.com / khoward@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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The ExOne Company Reports 2017 Third Quarter Results

November 9, 2017

The ExOne Company

Statement of Consolidated Operations

(in thousands, except per-share amounts)

(Unaudited)

	Quarter Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2017	2016		2017	2016
Revenue	$15,887	$12,988	22%	$37,555	$33,157	13%
Cost of sales	11,790	9,428	25%	29,829	24,215	23%

Gross profit	4,097	3,560	15%	7,726	8,942	(14%)
Gross margin	25.8%	27.4%		20.6%	27.0%

Research and development	2,871	1,898	51%	7,219	5,737	26%
Selling, general and administrative	6,062	5,234	16%	18,338	15,222	20%

	8,933	7,132	25%	25,557	20,959	22%

Operating loss	(4,836)	(3,572)	(35%)	(17,831)	(12,017)	(48%)

Interest expense	24	22	9%	69	276	(75%)
Other (income) expense – net	(11)	(8)	38%	134	(306)	NM

	13	14	(7%)	203	(30)	NM

Loss before income taxes	(4,849)	(3,586)	(35%)	(18,034)	(11,987)	(50%)

Provision for income taxes	14	25	(44%)	23	43	(47%)

Net loss	($4,863)	($3,611)	(35%)	($18,057)	($12,030)	(50%)

Net loss per common share:
Basic	($0.30)	($0.23)	(30%)	($1.13)	($0.76)	(49%)
Diluted	($0.30)	($0.23)	(30%)	($1.13)	($0.76)	(49%)

Weighted average shares outstanding (basic and diluted)	16,069	15,997		16,048	15,913

NM:	Not Meaningful

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The ExOne Company Reports 2017 Third Quarter Results

November 9, 2017

The ExOne Company

Consolidated Balance Sheet

(in thousands, except per-share and share amounts)

(Unaudited)

	September 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$17,706	$27,825
Restricted cash	1,098	330
Accounts receivable - net of allowance of $1,494 (2017) and $1,566 (2016)	6,539	6,447
Inventories - net	16,643	15,838
Prepaid expenses and other current assets	2,293	1,159

Total current assets	44,279	51,599

Property and equipment - net	49,489	51,134
Intangible assets - net	152	668
Other noncurrent assets	781	777

Total assets	$94,701	$104,178

Liabilities
Current liabilities:
Current portion of long-term debt	$135	$132
Current portion of capital leases	25	72
Accounts payable	4,311	2,036
Accrued expenses and other current liabilities	5,033	5,124
Deferred revenue and customer prepayments	7,533	7,371

Total current liabilities	17,037	14,735

Long-term debt - net of current portion	1,543	1,644
Capital leases - net of current portion	41	10
Other noncurrent liabilities	9	9

Total liabilities	18,630	16,398

Contingencies and commitments

Stockholders’ equity
Common stock, $0.01 par value, 200,000,000 shares authorized, 16,092,114 (2017) and 16,017,115 (2016) shares issued and outstanding	161	160
Additional paid-in capital	173,158	171,116
Accumulated deficit	(87,226)	(68,761)
Accumulated other comprehensive loss	(10,022)	(14,735)

Total stockholders’ equity	76,071	87,780

Total liabilities and stockholders’ equity	$94,701	$104,178

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The ExOne Company Reports 2017 Third Quarter Results

November 9, 2017

The ExOne Company

Statement of Consolidated Cash Flows

(in thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2017	2016
Operating activities
Net loss	($18,057)	($12,030)
Adjustments to reconcile net loss to net cash used for operations:
Depreciation and amortization	4,966	4,280
Equity-based compensation	2,043	1,104
Amortization of debt issuance costs	4	209
Deferred income taxes	—	(29)
Recoveries for bad debts - net	(51)	(256)
Provision (recoveries) for slow-moving, obsolete and lower of cost or market inventories - net	1,872	(356)
(Gain) loss from disposal of property and equipment - net	(322)	163
Changes in assets and liabilities, excluding effects of foreign currency translation adjustments:
Decrease in accounts receivable	288	4,681
(Increase) decrease in inventories	(2,772)	399
(Increase) decrease in prepaid expenses and other assets	(1,438)	795
Increase (decrease) in accounts payable	2,032	(1,296)
Decrease in accrued expenses and other liabilities	(522)	(1,259)
(Decrease) increase in deferred revenue and customer prepayments	(938)	1,687

Net cash used for operating activities	(12,895)	(1,908)

Investing activities
Capital expenditures	(874)	(690)
Proceeds from sale of property and equipment	3,702	52

Net cash provided by (used for) investing activities	2,828	(638)

Financing activities
Net proceeds from issuance of common stock - registered direct offering to a related party	—	12,447
Net proceeds from issuance of common stock - at the market offerings	—	595
Payments on long-term debt	(102)	(102)
Payments on capital leases	(64)	(61)

Net cash (used for) provided by financing activities	(166)	12,879

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	882	138

Net change in cash, cash equivalents, and restricted cash	(9,351)	10,471
Cash, cash equivalents, and restricted cash at beginning of period	28,155	19,672

Cash, cash equivalents, and restricted cash at end of period	$18,804	$30,143

Supplemental disclosure of noncash investing and financing activities
Transfer of internally developed 3D printing machines from inventories to property and equipment for internal use or leasing activities	$2,363	$2,666

Transfer of internally developed 3D printing machines from property and equipment to inventories for sale	$597	$1,276

Property and equipment acquired through financing arrangements	$48	$—

Property and equipment included in accounts payable	$94	$15

Property and equipment included in accrued expenses and other current liabilities	$84	$—

Advance deposits on property and equipment	$12	$203

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The ExOne Company Reports 2017 Third Quarter Results

November 9, 2017

The ExOne Company

Additional Information

(Unaudited)

Machine Sales by Type

	Quarter Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
ExerialTM	4	—	4	—
S-Max+™	1	—	1	1
S-Max®	1	4	7	5
S-Print®	2	1	2	3
S-15™	—	1	—	2
M-Flex®	2	1	6	3
Innovent®	2	3	5	6
X1-LabTM	—	1	—	1

	12	11	25	21

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The ExOne Company Reports 2017 Third Quarter Results

November 9, 2017

The ExOne Company

Adjusted EBITDA Reconciliation

(in millions)

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net loss	($4.9)	($3.6)	($18.1)	($12.0)

Interest expense	0.0	0.0	0.1	0.3
Provision for income taxes	0.0	0.0	0.0	0.0
Depreciation and amortization	1.4	1.4	5.0	4.3
Equity-based compensation	1.3	0.6	2.1	1.1
Other (income) expense - net	(0.0)	(0.0)	0.1	(0.3)

Adjusted EBITDA	($2.2)	($1.6)	($10.8)	($6.6)

ExOne defines Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) as net loss (as calculated under accounting principles generally accepted in the United States (“GAAP”)) plus interest expense, provision for income taxes, depreciation and amortization, equity-based compensation, and other (income) expense - net. Use of Adjusted EBITDA, which is a non-GAAP financial measure, as defined under the rules of the U.S. Securities and Exchange Commission, is intended as a supplemental measure of ExOne’s performance that is not required by, or presented in accordance with, GAAP. Adjusted EBITDA should not be considered as an alternative to net loss or any other performance measure derived in accordance with GAAP. The Company’s presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by unusual or non-recurring items.

The Company believes Adjusted EBITDA is meaningful to its investors to enhance their understanding of ExOne’s financial results. Although Adjusted EBITDA is not necessarily a measure of the Company’s ability to fund its cash needs, the Company understands that it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare ExOne’s performance with the performance of other companies that report Adjusted EBITDA. ExOne’s calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

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